Exhibit 99.1

Press Release

Aspen Insurance Holdings Reports Results

For the Quarter and Six Months Ended June 30, 2011

Financial Highlights Include:

•	Operating income per diluted share of $0.36 for the quarter ended June 30, 2011 compared with $1.23 in the same quarter last year.

•	Net income per diluted share of $0.06 for the quarter ended June 30, 2011 compared with $1.28 in the same quarter last year.

•	Diluted book value per share of $37.43, up 1.3% over the end of the second quarter of 2010 and up 2.1% from March 31, 2011.

•	Annualized operating return on equity of 4.4% for the second quarter of 2011.

•	Annualized net income return on equity of 0.8% for the second quarter of 2011.

•	Combined ratio of 105.0%, or 89.2% excluding catastrophe losses for the second quarter of 2011, compared with a combined ratio of 86.9% for the second quarter of 2010.

•	Gross written premium of $582.2 million for the second quarter of 2011, up 6.7% compared with $545.4 million for the second quarter of 2010.

HAMILTON, BERMUDA, July 27, 2011 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income after tax of $10.2 million or $0.06 per diluted share for the second quarter of 2011. Net income included $65.0 million or $0.89 per diluted share, of losses resulting from the natural catastrophe events that occurred during the second quarter of 2011, net of reinsurance recoveries, reinstatement premiums and taxes.

Operating income was $31.9 million or $0.36 per diluted share in the second quarter of 2011 compared with $105.0 million or $1.23 per diluted share for the same period last year.

Diluted book value per share was $37.43 at June 30, 2011, an increase of 1.3% compared to June 30, 2010.

Financial Highlights, Quarter Ended June 30, 2011

($ in millions, except per share amounts and percentages)

(Unaudited)

	Q2 2011	Q2 2010	Change
Gross written premium	$582.2	$545.4	6.7%
Net earned premium	$459.8	$479.9	(4.2%)
Net investment income	$58.6	$57.5	1.9%
Operating income after tax	$31.9	$105.0
Net income after tax	$10.2	$108.9
Diluted net income per share	$0.06	$1.28
Diluted operating earnings per share	$0.36	$1.23
Net income annualized return on equity	0.8%	16.4%
Annualized operating return on equity	4.4%	15.6%
Combined ratio	105.0%	86.9%
Book value per ordinary share	$38.84	$38.46	1.0%
Diluted book value per ordinary share	$37.43	$36.96	1.3%

Financial Highlights, Six Months Ended June 30, 2011

($ in millions, except per share amounts and percentages)

(Unaudited)

	H1 2011	H1 2010	Change
Gross written premium	$1,253.5	$1,248.2	0.4%
Net earned premium	$912.2	$947.5	(3.7%)
Net investment income	$114.1	$116.9	(2.4%)
Operating income/(loss) after tax	$(128.7)	$111.1
Net income/(loss) after tax	$(141.5)	$127.2
Diluted net income/(loss) per share	$(2.16)	$1.43
Diluted operating earnings/(loss) per share	$(1.98)	$1.24
Net income/(loss) annualized return on equity	(12.6%)	9.0%
Annualized operating return/(loss) on equity	(11.4%)	7.8%
Combined ratio	126.6%	98.4%

“Our performance in the second quarter of 2011 reflects the continued successful execution of our diversified business strategy,” said Chris O’Kane, Chief Executive Officer. “These positive results were achieved despite above average levels of natural catastrophes, low investment yields, and varied market conditions. We are seeing signs of improving market conditions, which have been most pronounced in the property reinsurance markets,” he continued. “Aspen’s strong balance sheet and dexterous capital allocation process gives us the flexibility to appropriately direct resources to business lines benefiting from the most favorable market conditions.”

Consolidated Highlights

Gross written premiums were $582.2 million in the second quarter of 2011, up 6.7% from the prior year, principally in the insurance segment. Net earned premiums were $459.8 million in the second quarter, down 4.2% from the prior year quarter, primarily due to increased retrocession and ceded reinsurance premiums.

Prior year reserve releases were $32.8 million in the second quarter compared with $2.1 million of reserve releases in the comparable period in 2010.

For the six months ended June 30, 2011, gross written premiums were $1,253.5 million, up 0.4% from the prior year, principally in the insurance segment. Net earned premiums were $912.2 million in the first half of 2011, down 3.7% from the prior year period, primarily due to additional ceded reinsurance purchasing.

Prior year reserve releases were $54.7 million in the first half of 2011, compared with $15.0 million of reserve releases in the comparable period in 2010. The accident year loss ratio, excluding the impact of catastrophe losses, of 60.2% through the six months, is broadly in line with the prior year.

Segment Highlights

Reinsurance

Gross written premiums, in the reinsurance segment of $288.0 million in the second quarter of 2011, were broadly in line with the 2010 comparable period.

The underwriting loss was $13.8 million for the second quarter compared with an underwriting profit of $67.4 million for the equivalent period last year. This underwriting loss produced a combined ratio of 105.2% compared with 76.8% for the second quarter of 2010. The combined ratio for the quarter included pre-tax losses, net of reinsurance recoveries and reinstatement premiums, of $63.1 million or 24 percentage points from natural catastrophe events that occurred in the second quarter of 2011. Net favorable reserve development was $25.3 million in the second quarter of 2011 compared with $11.1 million for the same period in 2010.

Gross written premiums for the first half of 2011 were $725.1 million compared with $773.4 million in 2010. Net earned premiums were $540.0 million for the six months ended June 30, 2011, down 7.2% from the prior year period, due to lower gross written premiums in the first half of 2011, particularly in casualty reinsurance.

The underwriting loss for the first half of 2011 was $225.8 million compared with an underwriting profit of $26.9 million for the first half of 2010. The combined ratio for the first half of 2011 was 141.7%, and included $343.6 million or 64 percentage points of losses from the significant natural catastrophe losses in 2011 including the New Zealand and Japan earthquakes and Australia floods in the first quarter of 2011 and the US storms and floods in the second quarter of 2011, compared with 95.4% for the same period in 2010. The accident year loss ratio, excluding the impact of catastrophe losses, of 57.4% through the six months, compares with 53.5% for the prior year period.

Insurance

Gross written premiums were $294.2 million in the second quarter of 2011, up 12.2% compared with $262.1 million in the second quarter of 2010, with the increase primarily attributable to the marine, energy and transportation lines and the kidnap and ransom class, reported under financial and professional lines. The underwriting profit for the quarter of $4.9 million was broadly in line with the same period in 2010.

The combined ratio for the second quarter of 97.4% included 5 percentage points or $8.7 million of losses, net of reinsurance recoveries from the natural catastrophes which occurred in the period. This compares with 96.9% for the same period in 2010. Net favorable reserve development was $7.5 million compared with net reserve strengthening of $9.0 million in the second quarter last year.

Gross written premiums were $528.4 million for the first half of 2011, up 11.3% compared with $474.8 million in 2010. The underwriting profit for the first half of 2011 was $5.3 million compared with $8.1 million in the 2010 comparable period. The combined ratio for the first half of 2011 was 98.6%, and included $9.0 million or 2 percentage points of losses from the significant natural catastrophe losses in 2011 including Japan, and US storms and floods compared with 97.8% for the same period in 2010. The accident year loss ratio, excluding the impact of catastrophe losses, of 64.1% for the six months, compares with 66.0% for the prior year period.

Investment Performance

Net investment income was $58.6 million for the second quarter of 2011, compared with $57.5 million in the second quarter of 2010. Net realized and unrealized investment losses included in net income for the quarter were $15.7 million which includes $25.5 million of losses from the Company’s interest rate swaps. This compares with $5.6 million of net realized and unrealized gains in the second quarter of 2010.

Unrealized gains in the available-for-sale investment portfolio, including equity securities, at the end of the second quarter of 2011 were $258.1 million, an increase of $52.1 million, pre-tax, from the end of the first quarter of 2011, primarily due to rising interest rates.

Book yield on the fixed income portfolio of 3.64% was in line with the first quarter of 2011 and down from 4.05% at the end of the second quarter of 2010. The average credit quality of the portfolio remains AA+ with an average duration of 2.5 years, including the impact of interest rate swaps.

Capital Position

The Company’s balance sheet remained strong with $9.5 billion in total assets, $4.4 billion in gross reserves and $3.1 billion of shareholders’ equity.

Outlook for 2011

In light of current market conditions and the significant level of natural catastrophe losses that occurred during the first half of 2011, the Company currently anticipates gross written premium for 2011 to be unchanged from its initial guidance at $2.1 billion +/- 5%, with a small increase in premium ceded to be between 11% and 14% of gross earned premium and the combined ratio to be in the range of 109%-114% including a catastrophe load of $110 million assuming normal loss experience for the remainder of the year. The anticipated effective tax rate in 2011 remains unchanged in the range of 8% to 12%.

Earnings Conference Call and Web Cast

Aspen will host a conference call on Thursday, July 28, 2011, at 9:00 AM Eastern Time to discuss its second quarter financial results. The conference call can be accessed through a dial-in number or through a live, listen-only web cast. To participate in the conference call, please dial (888) 459-5609 (US) or +1 (404) 665-9920 (International), with pass code “ASPEN” or 76673841. The live, listen-only webcast of the call will be available via the Investor Information section of the Company’s web site at www.aspen.bm.

The earnings press release, a detailed financial supplement and brief slide presentation for reference during the earnings call will also available in the Investor Relations section of the web site. The web cast will be archived on Aspen’s website from approximately 11:00 A.M. Eastern Time on July 28, 2011, through midnight Eastern Time on August 11, 2011. A telephone replay of the conference call will also be available for 14 days by dialing (800) 642-1687 (US) or +1 (706) 645-9291 (International), with pass code 76673841.

Investor Contact:

Aspen Insurance Holdings Limited

Kerry Calaiaro, Senior Vice President, Investor Relations

(646) 502-1076

Email: kerry.calaiaro@aspen.bm

Noah Fields, Vice President, Investor Relations

+1 (441) 297-9382

Email: noah.fields@aspen.bm

European Press Contact:

Citigate Dewe Rogerson

Justin Griffiths/Sarah Gestetner

+44 (0) 20 7638 9571

North American Press Contact:

Abernathy MacGregor

Carina Davidson/Allyson Morris

(212) 371-5999

Aspen Insurance Holdings Limited

Summary Consolidated Balance Sheet

($ in millions, except per share data)

(Unaudited)

(in US$ millions)	As at June 30, 2011	As at December 31, 2010
ASSETS
Total investments	$6,383.7	$6,086.3
Cash and cash equivalents	1,074.1	1,179.1
Reinsurance recoverables	505.5	342.3
Premiums receivable	1,054.3	821.7
Other assets	496.6	402.7

Total assets	$9,514.2	$8,832.1

LIABILITIES
Losses and loss adjustment expenses	$4,391.7	$3,820.5
Unearned premiums	1,086.2	859.0
Other payables	432.8	411.9
Long-term debt	498.9	498.8

Total liabilities	$6,409.6	$5,590.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,104.6	3,241.9

Total liabilities and shareholders’ equity	$9,514.2	$8,832.1

Book value per share	$38.84	$40.96
Diluted book value per share (treasury stock method)	$37.43	$38.90

Aspen Insurance Holdings Limited

Summary Consolidated Statement of Income

($ in millions, except share, per share data and ratios)

(Unaudited)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
(in US$ millions)
UNDERWRITING REVENUES
Gross written premiums	582.2	545.4
Premiums ceded	(56.5)	(6.6)

Net written premiums	525.7	538.8
Change in unearned premiums	(65.9)	(58.9)

Net earned premiums	459.8	479.9

UNDERWRITING EXPENSES
Losses and loss expenses	326.4	276.7
Acquisition expenses	86.7	77.8
General, administrative and corporate expenses	69.6	62.6

Total underwriting expenses	482.7	417.1

Underwriting loss including corporate expenses	(22.9)	62.8

OTHER OPERATING REVENUE
Net investment income	58.6	57.5
Interest expense	(7.7)	(4.0)

Total other operating revenue	50.9	53.5

Other income	6.8	1.7

OPERATING INCOME BEFORE TAX	34.8	118.0
OTHER
Net realized and unrealized exchange losses	(7.7)	(2.6)
Net realized and unrealized investment gains/(losses)	(15.7)	5.6

INCOME BEFORE TAX	11.4	121.0
Income taxes expense	(1.2)	(12.1)

NET INCOME AFTER TAX	10.2	108.9
Dividends paid on ordinary shares	(10.6)	(11.7)
Dividend paid on preference shares	(5.7)	(5.7)
Proportion of net loss due to non-controlling interest	0.2	—

Retained income/(loss)	(5.9)	91.5

Components of net income/(loss) (after tax)
Operating income	31.9	105.0
Net realized and unrealized exchange losses after tax	(4.8)	(1.3)
Net realized investment gains/(losses) after tax	(16.9)	5.2

NET INCOME AFTER TAX	10.2	108.9

Loss ratio	71.0%	57.7%
Policy acquisition expense ratio	18.9%	16.2%
General, administrative and corporate expense ratio	15.1%	13.0%
Expense ratio	34.0%	29.2%
Combined ratio	105.0%	86.9%

Aspen Insurance Holdings Limited

Summary Consolidated Financial Data

($ in millions, except share, per share data and ratios)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
(in US$ except for number of shares)
Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.06	$1.34	$(2.16)	$1.50
Operating income/(loss) adjusted for preference dividend	$0.37	$1.29	$(1.98)	$1.30

Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.06	$1.28	$(2.16)	$1.43
Operating income/(loss) adjusted for preference dividend	$0.36	$1.23	$(1.98)	$1.24

Weighted average number of ordinary shares outstanding (in millions)	70.792	77.289	70.673	77.342
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	73.569	80.727	70.673	80.706

Book value per ordinary share			$38.84	$38.46
Diluted book value (treasury stock method)			$37.43	$36.96

Ordinary shares outstanding at end of the period (in millions)			70.833	76.701
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			73.492	79.831

The basic and diluted number of ordinary shares for the six months ended June 30, 2011 are the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited

Summary Consolidated Segment Information

($ in millions except ratios)

(Unaudited)

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
(in US$ millions except for ratios)
Gross written premiums	$288.0	$294.2	$582.2	$283.3	$262.1	$545.4
Net written premiums	256.9	268.8	525.7	279.1	259.7	538.8
Gross earned premiums	290.7	234.1	524.8	302.7	220.8	523.5
Net earned premiums	268.0	191.8	459.8	291.2	188.7	479.9
Losses and loss expenses	206.3	120.1	326.4	146.4	130.3	276.7
Policy acquisition expenses	49.1	37.6	86.7	47.3	30.5	77.8
General and administrative expenses	26.4	29.2	55.6	30.1	21.9	52.0

Underwriting income/(loss)	$(13.8)	$4.9	$(8.9)	$67.4	$6.0	$73.4

Net investment income			58.6			57.5
Net investment gains/(losses) (2)			(15.7)			5.6
Corporate expenses			(14.0)			(10.6)
Other income			6.8			1.7
Interest expenses			(7.7)			(4.0)
Net foreign exchange losses (3)			(7.7)			(2.6)

Income before income taxes			$11.4			121.0
Income tax expense			(1.2)			(12.1)

Net income			$10.2			$108.9

Ratios
Loss ratio	77.0%	62.6%	71.0%	50.3%	69.1%	57.7%
Policy acquisition expense ratio	18.3%	19.6%	18.9%	16.2%	16.2%	16.2%
General and administrative expense ratio (1)	9.9%	15.2%	15.1%	10.3%	11.6%	13.0%
Expense ratio	28.2%	34.8%	34.0%	26.5%	27.8%	29.2%
Combined ratio	105.2%	97.4%	105.0%	76.8%	96.9%	86.9%

(1)	The total group general and administrative expense ratio includes the impact from corporate expenses.
(2)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps.
(3)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts.

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, Switzerland and Germany. For the year ended December 31, 2010, Aspen reported gross written premiums of $2,076.8 million, net income of $312.7 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 25, 2011. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and changes in credit spreads and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity to closing shareholders’ equity.

(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes after-tax net realized and unrealized investment gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realized and unrealized gains and losses from foreign exchange contracts from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 25 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 27 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.